EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PLIVA d.d.:
We consent to the incorporation by reference in the Post-Effective Amendment to Registration Statement No. 333-66986 of Barr Pharmaceuticals, Inc., formerly Barr Laboratories, Inc., on Form S-4 and in Registration Statements Nos. 33-73696, 33-73698, 333-17349, 333-17351, 333-50356, 333-75388, 333-75390, 333-102070 and 333-102072 on Form S-8 of our report dated March 1, 2007, with respect to the consolidated balance sheet of PLIVA d.d. (a subsidiary of Barr Pharmaceuticals, Inc.) as of December 31, 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the period from October 25, 2006 through December 31, 2006, which report appears in the Transition Report on Form 10-K/T of Barr Pharmaceuticals, Inc. for the six months ended December 31, 2006.
KPMG Hungária Kft.
Budapest, Hungary
March 1, 2007